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                                                                      EXHIBIT 15

August 12, 1999

The Board of Directors
Spalding Holdings Corporation
Chicopee, Massachusetts

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Spalding Holdings Corporation and subsidiaries (the "Company") for the periods ended July 3, 1999 and June 30, 1998, as indicated in our report dated August 6, 1999; because we did not perform an audit, we expressed no opinion on the information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, is incorporated by reference in Registration Statement No. 333-14569 on Form S-8 of Spalding Holdings Corporation.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

                                          DELOITTE & TOUCHE LLP

Hartford, Connecticut

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